Exhibit 99.1
Dave & Buster’s Announces Board of Directors Transitions
DALLAS, May 1, 2026 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company") today announced the appointment of Charles Protell to the Company’s Board of Directors and Audit Committee of the Board, effective April 27, 2026.
On April 30, 2026, Atish Shah notified the Company of his decision to not stand for reelection to the Company’s Board of Directors at the Company’s 2026 annual meeting of shareholders, to be held on June 18, 2026 (the “Annual Meeting”). Mr. Shah is the Chair of the Audit Committee of the Board and is also a member of the Nominating and Corporate Governance Committee. Mr. Shah will continue to serve as a director until the Annual Meeting.
“On behalf of the Board, we are pleased to welcome Charles to our team,” said Kevin Sheehan, Board Chair. “Charles has an exceptional background in entertainment management and broader finance that we believe will be a tremendous asset to our organization for many years to come. We would also like to take the opportunity to thank Atish for his over five years of service as a member of our Board. His dedication as the Chair of our Audit Committee will not be forgotten and we wish him the very best in his undoubtedly bright professional future.”
About Charles Protell
Mr. Protell is currently the President and Chief Financial Officer of Golden Entertainment. He joined Golden as Executive Vice President, Chief Strategy Officer and Chief Financial Officer in November 2016 and was promoted to President in August 2019. Mr. Protell currently serves on Golden’s compliance committee and previously also served as Golden’s Treasurer. Prior to joining Golden, Mr. Protell served as managing director at Macquarie Capital’s investment banking group since May 2011, and as co-founder and a managing director at REGAL Capital Advisors from January 2009 until its acquisition by Macquarie Capital in May 2011. Prior to co-founding REGAL Capital Advisors, Mr. Protell held various investment banking roles at Credit Suisse, Deutsche Bank and CIBC World Markets. Mr. Protell received a Bachelor of Science degree in Commerce from the University of Virginia.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 243 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 179 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to “Eat Drink Play and Watch,” all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 64 Main Event branded stores in 22 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. Internationally, the Company is in early-stage growth as a franchisor of its brands with four Dave & Buster’s franchise stores currently open. For more information about each brand, visit daveandbusters.com and mainevent.com.
For Investor Relations Inquiries:
Cory Hatton, Head of Entertainment Finance, Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com
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